Exhibit 10.89

RADIATION THERAPY SERVICES AGREEMENT

This RADIATION THERAPY SERVICES AGREEMENT (“Agreement”), effective as of February 1, 2007 (“Effective Date”), is entered into by and between Roger Williams Radiation Therapy, LLC, a Rhode Island limited liability company (“RWR”) and Massachusetts Oncology Services, P.C., a Massachusetts company (“Contractor”).

RECITALS:

WHEREAS, RWR operates an Outpatient Ambulatory Care Facility providing radiation therapy treatment at 50 Maude Street, Providence, RI, 02908, and wishes to arrange for certain specialized services of Contractor to be available as necessary to patients of RWR; and

WHEREAS, Contractor is equipped and has the professional expertise to provide such specialized services as required by RWR and are willing to do so on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

AGREEMENT:

1.                         Contractor Obligations.

a.                         Contractor shall provide or arrange for the provision of the physician services of one or more duly licensed radiation oncologists who shall be assigned to RWR (the “Physicians”). The services shall be provided to RWR out-patients as ordered by the patients’ responsible physicians as agreed to by RWR and Contractor but no more than for 5 days per week, and on an emergency on-call basis 24 hours per day, 7 days per week. In the event RWR needs services for more than as noted above, it shall be on such terms as mutually agreed to by the parties. Contractor shall supervise and be solely responsible for the services of the Physicians and Contractor shall be solely responsible for the payment of all compensation and fringe benefits to Physicians. Contractor also shall be responsible for all employment taxes, unemployment compensation, worker’s compensation, and other similar benefits for Physicians.

2.                         Contractor Qualifications and Representations.

a.                         Contractor represents that the Physicians: (a) are currently licensed and qualified to practice medicine in the State of Rhode Island and shall at all times maintain such licenses to practice medicine in such State without restriction; (b) have a current Drug Enforcement Agency (“DEA”) registration, which enables Physicians to prescribe all controlled substances and shall at all times maintain such registration without restriction; (c) are board certified and will maintain such status without restriction; and (d) will have staff privileges at Hospital.

3.                         RWR Obligations.

a.                         RWR shall provide such facilities, equipment, supplies, utilities, administrative and support staff, and other support services, as they shall deem to be reasonably necessary and appropriate for Physicians to perform its duties and responsibilities hereunder.

b.                        RWR shall provide such non-physician personnel, as determined by RWR in consultation with Contractor, to support the professional services of Contractor to RWR.

4.                         Billing and Compensation.

a.                         Billing. Contractor agrees that during the term of this Agreement, Contractor shall not bill to or collect from any patient or third party payor any amount for services rendered hereunder. Contractor hereby irrevocably assigns and grants to RWR the right to bill to and collect from patients and/or third-party payors for all services rendered by Physicians hereunder.

b.                        Compensation for Physician Services. RWR shall pay Contractor for the services provided pursuant to Section I (a) of this Agreement the amount of Physicians’ salary, bonus and fringe benefits each month.

5.                         Confidentiality.

Each party, during the term of this Agreement, will acquire information concerning the other’s business practice (“Confidential Information”). The Confidential Information of a party is and shall remain the sole and exclusive property of that party. Neither party, nor any of its physicians, employees or agents, may at any time during the initial or any renewal terms of the Agreement or after the termination of this Agreement for a period of 5 years, for any reason whatsoever, with or without cause, directly or indirectly, use for any purpose or disclose or distribute to any person, corporation, partnership, sole proprietorship, governmental agency, organization, joint venture or other entity, any of the other party’s Confidential Information.

6.                         Physician Conduct.

Physicians shall agree that in the performance of the Physicians’ duties for RWR the Physicians will at all times (a) act in accordance with the reasonable rules and regulations and any reasonably and medically sound policies and procedures of RWR, provided that such rules and regulations shall not prohibit Physicians from engaging in other independent activities for compensation on a self-employed basis or for other organizations, including 21st Century

Oncology, Inc. or its affiliate; (b) comply with all rules and regulations of any federal, state and local agency applicable to Physicians’ practice under this Agreement; (c) comply with the standards of any specialty board or nationally recognized credentialing board or body applicable to Physicians’ specialty; (d) comply with all ethical requirements of the American and State Medical Associations applicable to the performance of Physicians’ duties; and (e) comply with all third party payor agreements that Hospital will be providing services under, if applicable.

During the term of this Agreement, Contractor will immediately give notice to RWR (a) of any claim, notice of claim, demand, or suit made against Contractor or Physicians arising out of or from the provision of professional services; (b) if Physicians’ license to practice medicine or DEA registration is suspended or revoked, or Physicians are reprimanded, sanctioned or disciplined by any licensing or specialty board or by any state or local medical society; (c) if Physicians are denied membership or reappointment of membership to the medical staff of any hospital or Physicians’ clinical privileges at any hospital are suspended, curtailed or revoked; or (d) if Physicians have been terminated or deselected from participation under any third party payor arrangement.

7.                         Medical Records.

Physicians will promptly complete and maintain, in accordance with reasonable policies and procedures of RWR, all medical records respecting Physicians’ patient care activities for RWR, All medical records shall be the sole and exclusive property of RWR and shall not be removed from its premises or copied except for the legitimate business purposes of RWR without its express written consent.

8.                         Term and Termination.

The term of this Agreement shall be five (5) years beginning on the Effective Date. In addition, this Agreement may be terminated “for cause” at anytime (a) by either party if there is a material breach of a material provision of this Agreement by the other party and that material breach cannot be cured with sixty (60) days from the date of written notice of such breach; (b) by either party if the other party is convicted of a felony; or (c) by either party if the other party engages in conduct bringing significant discredit to the reputation of either party. If this Agreement is terminated prior to the expiration of the initial one (1) year term, the parties shall not enter into a subsequent agreement relating to the same services on different terms.

9.                         Independent Contractor Relationship.

Contractor acknowledges and agrees that Contractor is an independent contractor and, as such, Physicians and Contractor personnel are not entitled to participate in any fringe benefit programs offered by RWR to its employees, including but not limited to medical malpractice insurance coverage. Contractor further understands and acknowledges that no other payments, taxes (including payroll and/or employment taxes, such as FICA, FUTA, federal or state personal income, state disability insurance tax and state unemployment insurance tax) or fringe benefits of any kind will be made in compensation for services rendered and that Contractor shall assume sole and complete responsibility for the payment of any applicable taxes. Contractor acknowledges that no workers’ compensation insurance has been or will be obtained by RWR on account of Contractor. Contractor shall comply with the State workers’ compensation laws, as applicable.

10.                  Compliance With Laws.

Contractor agrees to act in compliance with all laws and regulations (including without limitation, Medicare and Medicaid program requirements as applicable), which relate to Contractor’s performance of services described in this Agreement. Contractor agrees to timely notify RWR in the event that Contractor has violated any such statutory or regulatory requirements, and the nature of such violation, to enable RWR to take prompt corrective action. Contractor agrees that RWR shall have the right to automatically terminate this Agreement in the event Contractor fails to comply with this provision.

11.                  Arbitration of Disputes.

The parties shall attempt to resolve any disputes between them by mediation in a manner to be mutually agreed upon as to any controversy or claim arising out of or relating to this agreement or the breach of this agreement. Any such claim or matter which cannot be resolved by mediation, shall be settled by binding arbitration to be held in Providence County in Rhode Island under the Code of Ethics and Rules of Procedure of the American Health Lawyers’ Association, as modified by the following paragraph of this agreement. The parties shall attempt in good faith to agree upon an arbitrator who is knowledgeable in matters covered by this agreement. If the parties are unable to agree upon an arbitrator within 10 days after the deadline for negotiations has passed, then either party may file a demand for arbitration with the American Health Lawyers’ Association and arbitration shall proceed in accordance with the Code of Ethics and Rules of Procedure of the American Health Lawyers’ Association. The arbitrator shall promptly set a date for hearing and after consideration of the evidence and arguments of the parties, render a written decision on the dispute within 21 days after the hearing. The decision of the arbitrator shall include findings of fact and conclusions of law. The decision of the arbitrator shall be final and binding as to each party and any court having jurisdiction may enter judgment upon the award. The costs of arbitration shall be divided equally between the parties. The party against whom the award is rendered shall pay any monetary award and/or comply with the order of the arbitrator within 60 days of the entry of judgment on the award. The non-prevailing party shall be liable for all attorneys’ fees and costs incurred by the prevailing party should the non-prevailing party fail to comply with the above 60-day deadline and the prevailing party must bring court action to collect any award rendered in its favor or to seek other court enforcement of the arbitrator’s order.

12. Insurance.

Contractor shall at all times during the term of this Agreement have in place professional liability insurance covering the acts and omissions of all Physicians and its other health care professionals providing services under this Agreement. Contractor currently carries professional liability insurance covering Contractor and these individuals in the amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate.

Contractor will provide proof of insurance upon RWR’s request and notify RWR in writing in the event there is any decrease in the dollar amounts of coverage or material adverse change in coverage.

13.                  Indemnification.

Each party shall indemnify, defend, and hold the other party, its agents, officers, servants, employees and contractors harmless from and against any and all claims, losses, damages, liabilities, obligations, deficiencies or injuries of any kind or character (including, without limitation, attorneys’ fees and reasonable costs of defense) resulting from or arising out of (i) any inaccuracy and/or breach of the representations or warranties in this Agreement, (ii) any non-fulfillment or breach or default in its performance of any of the respective covenants or agreements made herein or (iii) any act or omission of the indemnifying party, its agents or employees.

14.                  Health Law Compliance.

a.                         Compliance with Applicable Law.

This Agreement is at all times is to be subject to applicable state, local, and federal law, including but not limited to the Social Security Act, the rules, regulations and policies of the U.S. Department of Health and Human Services, all public health and safety provisions of state law and regulations, and the rules and regulations of the Rhode Island Department of Health. The parties have entered into this Agreement with the full intent of it being compliant with applicable law, rules, and regulations, and any interpretation of this Agreement shall be consistent therewith. The parties intend this Agreement to comply with the Personal Services and Management Contracts Safe Harbor to the Medicare and Medicaid Anti-Fraud and Abuse Statute, which is set forth in 42 C.F.R. §1001.952 (d).

b.                         Invalid Provisions.

In the event any future final decision of a court of competent jurisdiction, statute, rule, regulation, or regulatory interpretation is inconsistent or contrary with the terms of this Agreement or that would cause one or both of the parties to be in violation of law the parties shall promptly suspend the performance of any unlawful covenant. The parties shall promptly meet and amend this Agreement, maintaining, however, the terms and intent of this Agreement to the greatest extent possible within the requirements of law. For purposes of this Section 14(b), if the parties are unable to agree upon an amendment within 30 days after a written request has been made by either party to the other, then either party may terminate this agreement without further liability upon written notice to the other.

15.                  No Obligation or Intent to Refer.

Nothing contained in this Agreement shall be deemed to obligate either party to send or refer patients to the other party. No payment is based upon or measured by the volume or value of referrals.

16.                  Payments are Fair Market Value.

The parties agree that payments made by RWR to Contractor hereunder are fair market value consideration for the items and services provided, and the payments are based upon arms-length bargaining and the value of similar services in the community. Contractor and RWR intend such payments solely as compensation for the services and items.

17.                  Access to Records.

To the extent required by Section 1861 (v) (i) (I) of the social Security Act, as amended, and by valid regulation which is directly applicable to that section, Contractor agrees to make available upon valid written request from the Secretary of the Department of Health and Human Services, the Comptroller General, or any other duly authorized representatives, this Agreement and the books, document and records of Contractor to the extent that such books, documents and records are necessary to certify the nature and extent of Hospital’s costs for Services provided by Contractor hereunder.

18.                  Notice.

Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, or facsimile (which is confirmed) or (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, U.S. Express Mail, Federal Express, or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to RWR:	David Koeninger Treasurer Roger Williams Radiation Therapy, LLC 2234 Colonial Blvd. Ft. Myers, FL 33907

With a Copy to:	Stephen D. Zubiago, Esq. Nixon Peabody LLP One Citizens Plaza Providence, RI 02903

If to Contractor:	Daniel Dosoretz, M.D. Massachusetts Oncology Services, P.C. 2234 Colonial Boulevard Ft. Myers, Florida 33907

With a Copy to:	Norton L. Travis, Esq. Garfunkel, Wild & Travis, P.C. Ill Great Neck Road Great Neck, NY 11021

19. Applicable Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Rhode Island.

20. Authority.

The individuals signing below represent that they have authority to bind their respective organizations to the terms of this Agreement. The representative of Contractor signing below also represents that he/she has authority to bind the Physicians to the terms of this Agreement.

21. Amendment.

This Agreement can be amended only by a written agreement signed by both parties.

22. Entire Agreement.

This Agreement represents the entire agreement of the parties as to the subject matter hereof.

23. Agreement for Benefit of Parties.

This Agreement is intended to be for the exclusive benefit of the parties hereto, and shall not be construed to create any right of or benefit to any other party whatsoever.

24. Waiver of Breach.

The waiver by any party hereto of a breach of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by such other party.

25. Assignment.

Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that each party hereby consents to any assignment to any successor of the other due to acquisition, merger, consolidation or reorganization provided that any such assignment shall not alter the terms of the Agreement without the written consent of the non-assigning party.

26. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have set their hand as of the Effective Date set forth above.

WITNESSES:		ROGER WILLIAMS RADIATION THERAPY, LLC:

/s/ Authorized Signatory		By:	/s/ David Koeninger
Name:	Authorized Signatory	Name:	David Koeninger
		Title:	Treasurer

MASSACHUSETTS ONCOLOGY SERVICES, INC:

/s/ Authorized Signatory		By:	/s/ Daniel E. Dosoretz
Name:	Authorized Signatory	Name:	Daniel E. Dosoretz, MD
		Title:	President